Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey

Director, Investor Relations

ESCO Technologies Inc.

(314) 213-7277

ESCO ANNOUNCES THIRD QUARTER FISCAL 2021 RESULTS

- Q3 GAAP EPS $0.57 and Adjusted EPS $0.67 -

- YTD 2021 GAAP EPS $1.65 and Adjusted EPS $1.75 (versus $1.87 YTD 2020) -

- $75 Million YTD Cash Flow from Operations –

- Q3 Orders Over $200 Million - Book-to-bill of 1.12 -

ST. LOUIS, August 9, 2021 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the third quarter and nine months ended June 30, 2021 (Q3 2021 and YTD 2021) compared to the third quarter and nine months ended June 30, 2020 (Q3 2020 and YTD 2020).

Vic Richey, Chairman and Chief Executive Officer, commented, “Our dedicated team continues to successfully manage through the impacts of the COVID-19 global pandemic. Our liquidity and end-market diversity have helped provide stability in our operating results as we have navigated through this challenging time. Our commitment to improving working capital management, cost reduction activities, and new product development has us well-positioned for profitable growth as our end-markets continue to recover.”

“At the beginning of this fiscal year, we stated that with the strength of the first half of fiscal 2020 (pre-COVID), we projected the first half of fiscal 2021 to be slightly lower in comparison to 2020, and that we expected the second half of 2021 to be a favorable comparison to the prior year given our expectation of tangible elements of recovery. Due to our focus on effective cost management and program execution, our first half Adjusted EPS and Adjusted EBITDA exceeded the prior year on lower revenue (as presented in our May 4, 2021 earnings release for Q2 and the first half of 2021). In Q3, we began to see positive signs of the start of longer term recovery across our end-markets most affected by COVID. Q3 entered orders were up $46 million (29 percent) over the prior year Q3 to over $200 million, with growth in commercial and military aerospace, Navy, space, electric utility and renewable energy. Sales increased 5 percent over the prior year with all three business segments posting higher sales for the quarter. We will continue our focus on optimizing our cost structure, driving working capital improvement, and investing in the business to deliver profitable growth going forward.”

Discrete Items

During Q3 2021, the Company incurred $2.7 million ($0.10 per share) consisting of after-tax charges at Corporate due to one-time compensation costs related to management transition and acquisition costs ($0.09 per share), and charges related to the USG (Morgan Schaffer) facility move ($0.01 per share). These costs are excluded from the calculation of Q3 2021 Adjusted EBITDA and Adjusted EPS.

YTD 2021, the Company has incurred $2.8 million ($0.10 per share) consisting of after-tax charges at Corporate due to one-time compensation and acquisition costs ($0.10 per share), an ATM acquisition inventory step-up charge ($.01 per share), and charges related to USG (Manta and Morgan Schaffer) facility consolidations ($0.05 per share), partially offset by the final settlement from the sale of the Doble Watertown facility ($0.06 gain per share). These costs are excluded from the calculation of Q3 2021 YTD Adjusted EBITDA and Adjusted EPS.

During Q3 2020, the Company incurred $0.9 million ($0.04 per share) of after-tax charges primarily related to incremental costs associated with COVID-19. These costs are excluded from the calculation of Q3 2020 Adjusted EBITDA and Adjusted EPS.

In the first nine months of 2020, the Company incurred $1.5 million ($0.06 per share) of after-tax charges primarily related to incremental costs associated with COVID-19 ($0.04 per share) and charges related to the move of the Doble headquarters facility ($.02 per share). In addition, during Q1 2020, the company completed the sale of its Technical Packaging segment which resulted in gross cash proceeds of $191 million and a net gain on the sale of $77 million, or $2.91 per share, which is recorded as discontinued operations.

The financial results presented include certain non-GAAP financial measures such as Adjusted SG&A, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS, as defined within the “Non-GAAP Financial Measures” described below. Any non-GAAP financial measures presented are reconciled to their respective GAAP equivalents. Management believes these non-GAAP financial measures are useful in assessing the ongoing operational profitability of the Company’s business segments, and therefore, allow shareholders better visibility into the Company’s underlying operations. See “Non-GAAP Financial Measures” described below.

Earnings Summary

Q3 2021 GAAP EPS was $0.57 per share (GAAP net earnings of $14.9 million) and included the net earnings impact of the Q3 2021 Discrete Items described above. Excluding the net earnings impact of the Discrete Items, Q3 2021 Adjusted EPS was $0.67 per share. In the third quarter, the Company’s P&L was negatively impacted by approximately $2.1 million driven by new product development challenges, increased production costs, and product quality issues at our Westland Technologies subsidiary, within our A&D segment. We have already taken a number of steps to correct production issues and reduce costs throughout the operation. Westland will continue to be an important part of the overall A&D group and we are actively exploring additional opportunities for synergies with our Globe operating unit.

YTD 2021 GAAP EPS was $1.65 per share (GAAP net earnings of $43.1 million) and included the net earnings impact of the YTD 2021 Discrete Items described above. Excluding the net earnings impact of the Discrete Items, YTD 2021 Adjusted EPS was $1.75 per share. During the third quarter of 2021, the Company identified $2.3 million out of period pretax adjustments to our previously reported YTD P&L related to the Westland operating issues described above. Of this amount, $1.1 million and $1.2 million related to the first and second quarters of 2021, respectively. We have restated our discussion of GAAP and As Adjusted results for YTD 2021 to reflect the correction of these items in the proper periods. On a prospective basis, interim period consolidated financial statements will be updated to reflect these corrections and we have provided disclosures for these items in our interim financial statements.

Q3 2020 GAAP EPS was $0.72 per share (GAAP net earnings of $18.7 million) and included $0.04 per share from the Discrete Items noted above. Excluding the net earnings impact of the Discrete Items, Q3 2020 Adjusted EPS was $0.76 per share.

YTD 2020 GAAP EPS from Continuing Operations was $1.81 per share (GAAP net earnings from Continuing Operations of $47.3 million) and included $0.06 per share from the Discrete Items noted above. Excluding the net earnings impact of the Discrete Items, YTD 2020 Adjusted EPS from Continuing Operations was $1.87 per share.

Operating Highlights – Q3 & YTD

•	Sales increased $8 million (5 percent) to $181 million in Q3 2021, compared to $173 million in Q3 2020. YTD 2021 sales decreased $15 million (3 percent) to $510 million, compared to $525 million YTD 2020.
•	Gross margin percentage decreased to 37.4 percent in Q3 2021 from 37.6 percent in Q3 2020, due to the previously discussed issues at Westland, largely offset by the implementation of cost reduction actions across the company. YTD 2021 gross margin percentage increased to 37.9 percent from 37.6 percent in YTD 2020.
•	Adjusted SG&A expenses increased by $4.2 million in Q3 2021 compared to Q3 2020 due to overall lower operating expenses in the prior year related to COVID and the moderate return of travel and other expenses in 2021. Adjusted YTD 2021 SG&A expenses increased by $1.5 million compared to YTD 2020 due to the above, partially offset by lower spending (headcount, travel and pension) in the first half of the year.
•	Interest expense decreased $1.0 million in Q3 2021 and $3.8 million YTD 2021 compared to the prior year due to lower debt outstanding and lower average interest rates.

•	The effective income tax rate increased to 21.3 percent in Q3 2021 from 14.3 percent in Q3 2020. The significantly lower tax rate in Q3 2020 reflected the favorable impact ($0.06 per share) of certain one-time tax strategies implemented in the prior year which were not repeated.
•	Q3 2021 Entered orders were $204 million (book-to-bill of 1.12x). YTD entered orders are $538 million (book-to-bill of 1.05x), and backlog has increased in all three business segments year-to-date.
•	YTD 2021 net cash provided by operating activities was $75 million, resulting in a net cash position (total cash on hand, less total borrowings) of $30 million and a 0.43x leverage ratio at June 30, 2021.

Segment Performance

A&D

•	Sales increased $2 million (2 percent) to $86 million in Q3 2021 from $84 million in Q3 2020, due to higher Navy sales partially offset by lower commercial aerospace sales. While commercial aerospace weakness is continuing, increased U.S domestic passenger boardings and recent orders for new planes by major airlines are encouraging signs for 2022.
•	Adjusted EBIT decreased $1.5 million in Q3 2021 to $16.7 million from $18.2 million in Q3 2020, with a 20 percent Adjusted EBIT margin, as the Westland issues and continued softness in the commercial aerospace market were partially offset by higher contribution from Navy programs.
•	Entered Orders were $95 million in Q3 2021 (book-to-bill of 1.11) compared to $66 million in Q3 2020. With continued strength in Navy and space, and solid order growth in commercial aerospace, overall A&D orders increased $29 million (44 percent) in Q3.

USG

•	Sales increased $5 million (12 percent) to $48 million in Q3 2021 from $43 million in Q3 2020. Doble sales increased $3 million (8 percent), driven by growth from utility customers, although overall demand has not returned to pre-COVID levels. NRG sales increased $2 million (37 percent) with significant momentum in both wind and solar.
•	Adjusted EBIT increased $2.4 million in Q3 2021 to $8.7 million from $6.3 million in Q3 2020, with an 18 percent EBIT margin versus 15 percent in the prior year. The profitability increase was driven by leverage on sales growth and favorable impacts from prior cost reductions.
•	Entered Orders were $55 million in Q3 2021 (book-to-bill of 1.16) compared to $50 million in Q3 2020. Despite some continued deferrals of maintenance and test equipment purchases, electric utility orders were up $2 million (5 percent) and renewables orders were up $3 million (49 percent) over the prior year with significant growth in both solar and wind.

Test

•	Sales increased $2 million (5 percent) to $48 million in Q3 2021 from $46 million in Q3 2020, due to strength in the Americas and Europe partially offset by lower sales in Asia.
•	EBIT decreased $0.4 million in Q3 2021 to $6.8 million (compared to $7.2 million in Q3 2020), with a 14 percent EBIT margin. A strong quarter of sales with favorable mix in Asia drove the higher margin in the prior year.
•	Entered Orders were $53 million in Q3 2021 (book-to-bill of 1.11) compared to $41 million in Q3 2020. The $12 million (28 percent) increase was primarily driven by strength in Asia and sets a strong backlog for Q4 and fiscal 2022.

Summary Commentary

Despite the continuing COVID related challenges, our Q3 sales and entered orders increased both sequentially and year-over-year across all three business segments. From a margin perspective, Q3 Adjusted EBITDA margin decreased to 18.2 percent from 20.3 percent in the prior year, primarily related to the Westland issues in the quarter, the return of travel and other spending in 2021, and lower operating expenses in 2020 related to COVID. Due to our persistent focus on cost management, YTD Adjusted EBITDA margins are in line with both 2020 and pre-COVID 2019 levels, giving us confidence in our ability to drive margin improvement as long-term revenue growth returns in our more challenged end-markets.

Driven by our continuing focus on working capital management and cash conversion, our cash flow from operations is up $22 million YTD over the prior year. With a leverage ratio of .43x and almost $700 million in liquidity, we remain well-positioned to fund capital investments, new product development, and the pursuit of acquisition opportunities. We continue to evaluate a solid pipeline of M&A opportunities with the intent to further expand our product portfolio by adding complimentary businesses that increase shareholder value.

Vic Richey, Chairman and Chief Executive Officer, commented, “I want to thank our entire team for their continuing commitment and efforts during the unprecedented challenges of 2020 and 2021. Despite the challenges of the quarter and the lingering effects of COVID in the aerospace and electric utility markets, we delivered revenue growth and solid profitability and cash flow in the quarter. I am confident that we have positioned the company for profitable growth as our end-markets return to a more normal operating environment moving into 2022.”

New Share Repurchase Program
On August 5, 2021, the Company’s Board of Directors adopted a new stock repurchase program, replacing the previous program which was adopted in 2012 and was scheduled to expire September 30, 2021.  Under the new program, which is similar to the previous one, Management may repurchase shares of its outstanding stock in the open market and otherwise throughout the period ending September 30, 2024. The total value authorized is $200 million.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on October 15, 2021 to stockholders of record on October 1, 2021.

Business Outlook – 2021

Throughout the first nine months of 2021, our Navy, defense aerospace, space and Test segment end-markets have remained solid and now we are beginning to see recovery in our core markets most affected by the pandemic. We are encouraged by the growing strength of our entered orders across the commercial aerospace, electric utility and renewable energy end-markets and our Q3 revenue growth in all three business segments. While there is still uncertainty as to the timing and pace of the recovery in the commercial aerospace and electric utility markets, we believe we now have a clearer picture of the near term and will resume issuing quarterly guidance.

While we did see good order input and sales growth for all three segments in Q3, the level of activity is somewhat lower than anticipated in the commercial aerospace and utility markets. Backlog is building to support significant improvement in fiscal 2022. Our expectation is for solid Q4 growth in sales, Adjusted EBITDA, and Adjusted EPS as compared to Q3 2021. However, with the recovery of commercial aerospace still in the early stages, we do not anticipate the level of revenue strength we typically see in our fourth quarter. Our expectation is for Q4 Adjusted EPS to be in the range of $0.73 to $0.78 per share. This outlook excludes the impact from acquisitions that have closed in Q4. Please see the separate press release issued today for information regarding two acquisitions that were closed in the USG business segment. These acquisitions are expected to provide an additional boost to core growth in 2022.

Conference Call

The Company will host a conference call today, August 9, at 4:00 p.m. Central Time, to discuss the Company’s Q3 2021 results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 1-855-859-2056 and enter the pass code 2782855).

Forward-Looking Statements

Statements in this press release regarding the timing and magnitude of recovery in the Company’s end markets, the continuing impacts of COVID-19 on the Company’s results, sales, Adjusted SG&A, Adjusted EBIT, Adjusted EBITDA, Adjusted EPS, cash flow, results of cost reduction efforts, margins, growth, the financial success of the Company, the strength of its end markets, the outlook for the A&D, Test and USG segments, the ability to increase shareholder value, the timing and success of acquisition efforts, internal investments in new products and solutions, the correction of production issues, the effect of certain changes in the Company’s internal controls or in other factors on the effectiveness of its internal controls, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020; the availability and acceptance of viable COVID-19 vaccines by enough of the U.S. and world’s population to curtail the pandemic; the continuing impact of the COVID-19 pandemic and the effects of known or unknown COVID-19 variants including labor shortages, facility closures, shelter in place policies or quarantines, material shortages, transportation delays, termination or delays of Company contracts, and the inability of our suppliers or customers to perform; the impacts of natural disasters on the Company’s operations and those of the Company’s customers and suppliers; the timing and content of future contract awards or customer orders; the appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts or orders; weakening of economic conditions in served markets; the success of the Company’s competitors; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; the success of the Company’s acquisition efforts; delivery delays or defaults by customers; performance issues with key customers, suppliers and subcontractors; material changes in the costs and availability of certain raw materials; labor disputes; changes in U.S. tax laws and regulations; other changes in laws and regulations including but not limited to changes in accounting standards and foreign taxation; changes in interest rates; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the integration of recently acquired businesses.

Non-GAAP Financial Measures

The financial measures Adjusted SG&A, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are presented in this press release. The Company defines “Adjusted SG&A” as the corresponding GAAP amounts excluding the net impact of the items described above in Discrete Items and reconciled in the attached Reconciliation of Non-GAAP Financial Measures, “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBIT” and “Adjusted EBITDA” as excluding the net impact of the items described above in Discrete Items, and “Adjusted EPS” as GAAP earnings per share (EPS) excluding the net impact of the items described above which were ($0.10) per share in Q3 2021.

Adjusted SG&A, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that Adjusted SG&A is useful in assessing the operational profitability of the Company as it excludes certain one-time charges. Management believes EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of Adjusted SG&A, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO, headquartered in St. Louis, Missouri: Manufactures highly-engineered filtration and fluid control products for the aviation, Navy, space and process markets worldwide, as well as composite-based products and solutions for Navy, defense and industrial customers; is the industry leader in RF shielding and EMC test products; and provides diagnostic instruments, software and services for the benefit of industrial power users and the electric utility and renewable energy industries. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30, 2021		Three Months Ended June 30, 2020

Net Sales	$181,394		172,665
Cost and Expenses:
Cost of sales	113,610		107,686
Selling, general and administrative expenses	42,882		36,936
Amortization of intangible assets	4,864		5,535
Interest expense	480		1,523
Other (income) expenses, net	615		(824)
Total costs and expenses	162,451		150,856

Earnings before income taxes	18,943		21,809
Income tax expense	4,034		3,122

Net earnings	$14,909		18,687

Diluted EPS:
Diluted - GAAP
Net earnings	$0.57		0.72

Diluted - As Adjusted Basis
Continuing operations	$0.67	(1)	0.76	(2)

Diluted average common shares O/S:	26,214		26,134

(1)	Q3 2021 Adjusted EPS excludes $0.10 per share consisting of after-tax charges incurred at Corporate due to one-time compensation costs related to management transition and acquisition costs, and charges related to the USG (Morgan Schaffer) facility move.

(2)	Q3 2020 Adjusted EPS excludes $0.04 per share of after-tax charges primarily related to incremental costs associated with COVID-19.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended June 30, 2021		Nine Months Ended June 30, 2020

Net Sales	$509,962		524,885
Cost and Expenses:
Cost of sales	316,785		327,655
Selling, general and administrative expenses	122,628		119,023
Amortization of intangible assets	14,729		16,565
Interest expense	1,453		5,264
Other (income) expenses, net	(1,265)		174
Total costs and expenses	454,330		468,681

Earnings before income taxes	55,632		56,204
Income tax expense	12,501		8,931

Earnings from continuing operations	43,131		47,273

(Loss) earnings from discontinued operations, net of tax
expense of $269	-		(601)
Gain on sale of discontinued operations, net of
tax expense of $23,734	-		76,614

Earnings from discontinued operations	-		76,013

Net earnings	$43,131		123,286

Diluted EPS:
Diluted - GAAP
Continuing operations	$1.65		1.81
Discontinued operations	0.00		2.91
Net earnings	$1.65		4.72

Diluted - As Adjusted Basis
Continuing operations	$1.75	(1)	1.87	(2)

Diluted average common shares O/S:	26,199		26,130

(1)	YTD Q3 2021 Adjusted EPS excludes $0.10 per share consisting of after-tax charges incurred at Corporate due to one-time compensation costs related to management transition and acquisition costs, an ATM acquisition inventory step-up charge, and charges related to the USG (Doble Manta & Morgan Schaffer) facility consolidations, partially offset by the final settlement from the sale of the Doble Watertown facility.

(2)	YTD Q3 2020 Adjusted EPS excludes $0.06 per share of after-tax charges primarily related to incremental costs associated with COVID-19 and charges related to the move of the Doble headquarters facility.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	GAAP		As Adjusted
	Q3 2021	Q3 2020	Q3 2021	Q3 2020
Net Sales
Aerospace & Defense	$85,576	84,072	85,576	84,072
USG	47,704	42,577	47,704	42,577
Test	48,114	46,016	48,114	46,016
Totals	$181,394	172,665	181,394	172,665

EBIT
Aerospace & Defense	$16,714	17,409	16,739	18,224
USG	8,227	6,156	8,710	6,316
Test	6,751	7,177	6,751	7,246
Corporate	(12,269)	(7,410)	(9,246)	(7,219)
Consolidated EBIT	19,423	23,332	22,954	24,567
Less: Interest expense	(480)	(1,523)	(480)	(1,523)
Less: Income tax expense	(4,034)	(3,122)	(4,846)	(3,418)
Net earnings from cont ops	$14,909	18,687	17,628	19,626

Note 1: Adjusted net earnings were $17.6 million in Q3 2021 which excluded $0.10 per share consisting of after-tax charges incurred at Corporate due to one-time compensation costs related to management transition and acquisition costs, and charges related to the USG (Morgan Schaffer) facility move.

Note 2: Adjusted net earnings were $19.6 million in Q3 2020 which excluded $0.04 per share primarily related to incremental costs associated with COVID-19.

EBITDA Reconciliation to Net earnings from continuing operations:

			Adjusted	Adjusted
	Q3 2021	Q3 2020	Q3 2021	Q3 2020
Consolidated EBITDA	$29,567	33,815	33,098	35,050
Less: Depr & Amort	(10,144)	(10,483)	(10,144)	(10,483)
Consolidated EBIT	19,423	23,332	22,954	24,567
Less: Interest expense	(480)	(1,523)	(480)	(1,523)
Less: Income tax expense	(4,034)	(3,122)	(4,846)	(3,418)
Net earnings from cont ops	$14,909	18,687	17,628	19,626

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information (Unaudited)
(Dollars in thousands)

	GAAP		As Adjusted
	YTD Q3	YTD Q3	YTD Q3	YTD Q3
	2021	2020	2021	2020
Net Sales
Aerospace & Defense	$234,720	256,707	234,720	256,707
USG	141,799	139,179	141,799	139,179
Test	133,443	128,999	133,443	128,999
Totals	$509,962	524,885	509,962	524,885

EBIT
Aerospace & Defense	$41,980	51,658	42,365	52,543
USG	27,683	20,310	27,552	21,090
Test	17,781	17,483	17,781	17,552
Corporate	(30,359)	(27,983)	(26,986)	(27,792)
Consolidated EBIT	57,085	61,468	60,712	63,393
Less: Interest expense	(1,453)	(5,264)	(1,453)	(5,264)
Less: Income tax	(12,501)	(8,931)	(13,335)	(9,393)
Net earnings from cont ops	$43,131	47,273	45,924	48,736

Note 1: Adjusted net earnings were $45.9 million YTD Q3 2021 which excluded $0.10 per share consisting of after-tax charges incurred at Corporate due to one-time compensation costs related to management transition and acquisition costs, an ATM acquisition inventory step-up charge, and charges related to USG (Manta and Morgan Schaffer) facility consolidations, partially offset by the final settlement from the sale of the Doble Watertown facility.

Note 2: Adjusted net earnings were $48.7 million in YTD Q3 2020 which excluded $0.06 per share primarily related to incremental costs associated with COVID-19 and charges related to the move of the Doble headquarters facility.

EBITDA Reconciliation to Net earnings from continuing operations:

			Adjusted	Adjusted
	YTD Q3	YTD Q3	YTD Q3	YTD Q3
	2021	2020	2021	2020
Consolidated EBITDA	$87,344	92,534	90,971	94,459
Less: Depr & Amort	(30,259)	(31,066)	(30,259)	(31,066)
Consolidated EBIT	57,085	61,468	60,712	63,393
Less: Interest expense	(1,453)	(5,264)	(1,453)	(5,264)
Less: Income tax expense	(12,501)	(8,931)	(13,335)	(9,393)
Net earnings from cont ops	$43,131	47,273	45,924	48,736

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2021	September 30, 2020

Assets
Cash and cash equivalents	$78,359	52,560
Accounts receivable, net	135,343	144,082
Contract assets	94,768	94,302
Inventories	141,113	135,296
Other current assets	21,282	17,053
Total current assets	470,865	443,293
Property, plant and equipment, net	141,967	139,870
Intangible assets, net	343,346	346,632
Goodwill	411,732	408,063
Operating lease assets	30,426	21,390
Other assets	10,347	10,938
	$1,408,683	1,370,186

Liabilities and Shareholders' Equity
Current maturities of long-term debt & short-term borrowings	$20,000	22,368
Accounts payable	50,921	50,525
Contract liabilities	105,822	100,551
Other current liabilities	76,649	82,585
Total current liabilities	253,392	256,029
Deferred tax liabilities	56,992	60,170
Non-current operating lease liabilities	26,458	16,785
Other liabilities	38,987	38,176
Long-term debt	28,000	40,000
Shareholders' equity	1,004,854	959,026
	$1,408,683	1,370,186

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended June 30, 2021	Nine Months Ended June 30, 2020
Cash flows from operating activities:
Net earnings	$43,131	123,286
Earnings from discontinued operations	-	(76,013)
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	30,259	31,066
Stock compensation expense	5,386	4,184
Changes in assets and liabilities	2,520	(20,926)
Gain on sale of building and land	(1,950)	-
Effect of deferred taxes	(3,946)	2,155
Pension contributions related to terminated pension plan	-	(10,000)
Net cash provided by operating activities - continuing operations	75,400	53,752
Net cash used by operating activities - discontinued operations	-	(14,737)
Net cash provided by operating activities	75,400	39,015

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(6,684)	-
Proceeds from sale of building and land	1,950	-
Capital expenditures	(17,887)	(28,291)
Additions to capitalized software	(6,500)	(6,564)
Net cash used by investing activities - continuing operations	(29,121)	(34,855)
Proceeds from sale of discontinued operations	-	183,812
Capital expenditures - discontinued operations	-	(1,728)
Net cash provided by investing activities - discontinued operations	-	182,084
Net cash (used) provided by investing activities	(29,121)	147,229

Cash flows from financing activities:
Proceeds from long-term debt and short-term borrowings	80,000	11,577
Principal payments on long-term debt and short-term borrowings	(94,368)	(145,000)
Dividends paid	(6,249)	(6,240)
Other	(1,674)	(3,127)
Net cash used by financing activities - continuing operations	(22,291)	(142,790)
Net cash used by financing activities - discontinued operations	-	(2,140)
Net cash used by financing activities	(22,291)	(144,930)

Effect of exchange rate changes on cash and cash equivalents	1,811	1,617

Net increase in cash and cash equivalents	25,799	42,931
Cash and cash equivalents, beginning of period	52,560	61,808
Cash and cash equivalents, end of period	$78,359	104,739

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Other Selected Financial Data (Unaudited)
(Dollars in thousands)

Backlog And Entered Orders - Q3 2021	Aerospace & Defense	USG	Test	Total
Beginning Backlog - 4/1/21	$349,165	48,943	118,424	516,532
Entered Orders	95,145	55,476	53,228	203,849
Sales	(85,576)	(47,704)	(48,114)	(181,394)
Ending Backlog - 6/30/21	$358,734	56,715	123,538	538,987

Backlog And Entered Orders - YTD Q3 2021	Aerospace & Defense	USG	Test	Total
Beginning Backlog - 10/1/20	$344,661	50,688	115,854	511,203
Entered Orders	248,793	147,826	141,127	537,746
Sales	(234,720)	(141,799)	(133,443)	(509,962)
Ending Backlog - 6/30/21	$358,734	56,715	123,538	538,987

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)

Adjusted Basis Reconciliation - Q3 2021	SG&A	EPS
GAAP Basis	42,882	$0.57

Adjustments
Management Transition & Acquisition Costs	(3,023)	$0.09
USG (Morgan Schaffer) Facility Move	-	$0.01
Total Adjustments	(3,023)	$0.10

As Adjusted Basis	39,859	$0.67

The $0.10 of EPS adjustments per share consists of $3.5 million of pre-tax charges offset by $0.8 million of tax benefit for a net impact of $2.7 million.

Adjusted Basis Reconciliation – YTD Q3 2021	SG&A	EPS
GAAP Basis	122,628	$1.65

Adjustments
Management Transition & Acquisition Costs	(3,373)	$0.10
ATM Acquisition Inventory Step-up Charge		$0.01
USG (Manta & Morgan Schaffer) Facility Consol	-	$0.05
Settlement from Doble Watertown Facility Sale	-	$(0.06)
Total Adjustments	(3,373)	$0.10

As Adjusted Basis	119,255	$1.75

The $0.10 of EPS adjustments per share consists of $3.6 million of pre-tax charges offset by $0.8 million of tax benefit for a net impact of $2.8 million.

Adjusted Basis Reconciliation – Q3 2020	SG&A	EPS
EPS from Continuing Ops – GAAP Basis	36,936	$0.72
Adjustments (defined below)	(1,235)	$0.04
EPS from Continuing Ops – As Adjusted Basis	35,701	$0.76

Adjustments exclude $0.04 per share of after-tax charges primarily related to incremental costs associated with COVID-19 in the third quarter of 2020. The $0.04 of EPS adjustments per share consists of $1.2 million of pre-tax charges offset by $.3 million of tax benefit for a net impact of $0.9 million.

Adjusted Basis Reconciliation – YTD Q3 2020	SG&A	EPS
EPS from Continuing Ops – GAAP Basis	119,023	$1.81
Adjustments (defined below)	(1,235)	$0.06
EPS from Continuing Ops – As Adjusted Basis	117,788	$1.87

Adjustments exclude $0.06 per share of after-tax charges primarily related to incremental costs associated with COVID-19 and charges related to the move of the Doble headquarters facility in the first nine months of 2020. The $0.06 of EPS adjustments per share consists of $1.9 million of pre-tax charges offset by $.4 million of tax benefit for a net impact of $1.5 million.